As filed with the Securities and Exchange Commission on April 17, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEN DIGITAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0181864 (I.R.S. Employer Identification No.)

60 E. Rio Salado Parkway, Suite 1000
Tempe, AZ 85281
(Address of Principal Executive Offices and Zip Code)

MoneyLion Inc. Amended and Restated Omnibus Incentive Plan
(Full Title of the Plan)

Bryan Ko
Chief Legal Officer and Corporate Secretary
60 E. Rio Salado Parkway, Suite 1000
Tempe, AZ 85281
(Name and Address of Agent For Service)

(650) 527-8000
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Sophia Hudson, P.C.
Jennifer L. Lee, P.C.
Leia Pearl Andrew
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Telephone: 212-446-4750

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 17, 2025, Gen Digital Inc. (“Gen Digital” or the “Registrant”), completed the merger contemplated pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of December 10, 2024 (the “Merger Agreement”), by and among Gen Digital, Maverick Group Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Gen Digital (“Merger Sub”), and MoneyLion Inc., a Delaware corporation (“MoneyLion”), pursuant to which Merger Sub merged with and into MoneyLion (the “Merger”), with MoneyLion surviving the Merger as a wholly owned subsidiary of Gen Digital. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Merger Agreement, which is filed as Exhibit 2.1 to the Registrant’s registration statement on Form S-4, filed by the Registrant with the Securities and Exchange Commission on February 3, 2025.

This Registration Statement on Form S-8 (the “Registration Statement”) registers offers and sales of (i) up to 3,820,247 shares of common stock, par value $0.01 per share (the “Gen Digital common stock”), issuable to holders of certain restricted stock units and performance stock units granted under the MoneyLion Inc. Amended and Restated Omnibus Incentive Plan, as amended from time to time (the “Plan”), which were converted into restricted stock unit awards in respect of Gen Digital common stock in connection with the Merger pursuant to the Merger Agreement, and (ii) up to 1,821,502 shares of Gen Digital common stock, issuable from time to time under the Plan, which Plan was assumed by the Gen Digital in accordance with the terms of the Merger Agreement. Pursuant to Rule 416(A) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Gen Digital common stock shall be adjusted to include any additional shares of Gen Digital common stock that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the Plan and agreements evidencing outstanding awards thereunder.

On April 17, 2025, upon the effectiveness of the Merger (the “Effective Time”), MoneyLion became a wholly owned subsidiary of Gen Digital.

Pursuant to the Merger Agreement, at the Effective Time:

1.
Each award of restricted stock units covering shares of common stock, par value $0.0001 per share, of MoneyLion (the “MoneyLion common stock,” and such restricted stock units, the “MoneyLion RSUs”) that is outstanding and unvested as of immediately prior to the Effective Time (“Unvested MoneyLion RSUs”) was assumed by Gen Digital and converted into a restricted stock unit award (the “Converted RSUs”) with respect to a number of shares of Gen Digital common stock equal to the product, rounded down to the nearest whole share, obtained by multiplying (i) the number of shares of MoneyLion common stock subject to such Unvested MoneyLion RSU as of immediately prior to the Effective Time by (ii) the Equity Award Conversion Ratio, and such Converted RSUs will continue to be subject to the same terms and conditions as applied to the corresponding Unvested MoneyLion RSUs as of immediately prior to the Effective Time.

2.
Each award of performance restricted stock units covering shares of MoneyLion common stock that vest based on the achievement of specific target annual key performance conditions and service-based vesting conditions outstanding as of immediately prior to the Effective Time (the “MoneyLion Annual PSUs”) was assumed by Gen Digital and converted into an award of Converted RSUs with respect to a number of shares of Gen Digital common stock equal to the product, rounded down to the nearest whole share, obtained by multiplying (i) the number of shares of MoneyLion common stock subject to the MoneyLion Annual PSUs immediately prior to the Effective Time (with the performance-based vesting condition that applied to the MoneyLion Annual PSUs immediately prior to the Effective Time deemed attained based on actual performance through the Effective Time in accordance with the applicable award agreement) by (ii) the Equity Award Conversion Ratio, and such Converted RSUs will continue to be subject to the same terms and conditions (including time-based vesting conditions, but excluding any performance-based vesting conditions) as applied to the corresponding MoneyLion Annual PSUs immediately prior to the Effective Time; provided that each award of Converted RSUs held by each of Diwakar Choubey, Richard Correia, Adam VanWagner, and Timmie Hong, other than any award of Converted RSUs received in respect of any MoneyLion RSUs granted on or after the date of the Merger Agreement, was amended to provide for accelerated vesting terms in accordance with the terms of the employment transition agreement entered into between Mr. Choubey and Merger Sub and employment offer letters entered into between each of Messrs. Correia, VanWagner and Hong, and Merger Sub.

As of April 17, 2025, there were (i) an aggregate of 896,736 shares of MoneyLion common stock subject to the Unvested MoneyLion RSUs and (ii) an aggregate of 181,294. shares of MoneyLion common stock subject to MoneyLion Annual PSUs.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 will be delivered to employees, without charge, as specified by Rule 428 under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such information is not being filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:

(a)
the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 29, 2024, filed with the Commission on May 16, 2024, including the information specifically incorporated by reference therein from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on July 29, 2024;

(b)
all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)
the description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 24, 1980, as amended by the description of the Registrant’s securities contained in Exhibit 4.01 of the Registrant’s Annual Report on Form 10-K referred to in (a) above pursuant to Section 13(a) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by Sections 102(b)(7) and 145 of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; and

•	for any transaction from which the director derived an improper personal benefit.

Article 7 of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

As permitted by the DGCL, the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•
the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights conferred in the Bylaws are not exclusive.

The Registrant has entered into indemnity agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Amended and Restated Certificate of Incorporation and Bylaws and to provide additional procedural protections.

The Registrant maintains directors’ and officers’ liability insurance and has extended that coverage for public securities matters.

See also the undertakings set out in response to Item 9.

In addition, the Registrant has entered into various merger agreements and registration rights agreements in connection with its acquisitions of and mergers with various companies and its financing activities under which the parties to those agreements have agreed to indemnify the Registrant and its directors, officers, employees and controlling persons against specified liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description
3.01
Amended and Restated Certificate of Incorporation of the Registrant, and all amendments thereto (incorporated herein by reference to Exhibit 3.01 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 29, 2024).

3.02	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated October 8, 2024).
5.01	Opinion of Kirkland & Ellis LLP.
23.01	Consent of Kirkland & Ellis LLP (filed as part of Exhibit 5.01).
23.02	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Gen Digital Inc.
24.01	Power of Attorney (incorporated by reference to the signature page hereto).
99.01
MoneyLion Inc. Amended and Restated Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to MoneyLion Inc.’s Registration Statement on Form S-1 (File No. 333-260254) filed on July 1, 2022).

99.02	Form of PSU Grant Agreement (Annual) of MoneyLion Inc. (incorporated herein by reference to Exhibit 10.16 to MoneyLion Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024).
99.03
Form of 2025 RSU Grant Agreement, by and between MoneyLion Inc. and Diwakar Choubey (incorporated herein by reference to Exhibit 10.17 to MoneyLion Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024).

99.04
Form of 2025 RSU Grant Agreement, by and between MoneyLion Inc. and Richard Correia (incorporated herein by reference to Exhibit 10.18 to MoneyLion Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024).

99.05
Form of 2025 RSU Grant Agreement, by and between MoneyLion Inc. and Timmie Hong (incorporated herein by reference to Exhibit 10.19 to MoneyLion Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024).

99.06
Form of 2025 RSU Grant Agreement, by and between MoneyLion Inc. and Adam VanWagner (incorporated herein by reference to Exhibit 10.20 to MoneyLion Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024).

107	Filing Fee Table.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on April 17, 2025.

GEN DIGITAL INC.

By:	/s/ Vincent Pilette
Name: Vincent Pilette
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Vincent Pilette and Bryan Ko as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the name of each of the undersigned in his or her capacity to any and all amendments (including any post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorney-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done, as fully to all intents and purposes as the undersigned might or could do in person, and each of the undersigned hereby ratifies and confirms that the said attorney-in-fact or agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Vincent Pilette	Chief Executive Officer, President and Director	April 17, 2025
Vincent Pilette	(Principal Executive Officer)

/s/ Natalie Derse	Chief Financial Officer	April 17, 2025
Natalie Derse

/s/ Frank E. Dangeard	Lead Independent Director	April 17, 2025
Frank E. Dangeard

/s/ Ondrej Vicek	Director	April 17, 2025
Ondrej Vicek

/s/ Sue Barsamian	Director	April 17, 2025
Sue Barsamian

/s/ Erik K. Brandt	Director	April 17, 2025
Erik K. Brandt

/s/ Nora Denzel	Director	April 17, 2025
Nora Denzel

/s/ Peter A. Feld	Director	April 17, 2025
Peter A. Feld

/s/ Emily Heath	Director	April 17, 2025
Emily Heath

/s/ Sherrese M. Smith	Director	April 17, 2025
Sherrese M. Smith